Exhibit 99.1

Mesa Labs Reports Record Second Quarter Revenues and Adjusted Net Income

Lakewood, Colorado, November 2, 2016 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported record revenues and adjusted net income for the second quarter ended September 30, 2016.

Highlights for the current quarter ended September 30, 2016 as compared to the same period last year:

●	Revenues increased 12 percent
●	Adjusted net income[1] increased 26 percent
●	Operating income increased 33 percent
●	Net income increased 29 percent

Revenues for the second quarter increased 12 percent to $24,409,000 as compared to $21,776,000 for the same quarter last year. Operating income for the second quarter increased 33 percent to $4,012,000 as compared to $3,006,000 for the same quarter last year. Net income for the second quarter increased 29 percent to $2,358,000 or $0.62 per diluted share of common stock as compared to $1,826,000 or $0.48 per diluted share of common stock for the same quarter last year. Operating and net income for the second quarter ended September 30, 2016 was impacted by an unusual item consisting of a $220,000 expense (included in operating expenses), before tax, related to restructuring costs associated with the consolidation of our current Biological Indicator facilities in Omaha, Nebraska, Bozeman, Montana and Traverse City, Michigan into our new building in Bozeman, Montana. Net income for the second quarter ended September 30, 2016 was also impacted by an unusual item consisting of a $450,000 expense (included in other expense, net), before tax, related to an increase in the PCD earn-out liability which resulted from higher revenues in the product line than were originally forecasted at the time the earn-out liability was booked in purchase accounting. Operating income and net income for the second quarter ended September 30, 2015 were impacted by an unusual item consisting of a $1,709,000 expense (included in operating expenses), before tax, related to a litigation settlement associated with the Amega Acquisition.

Revenues for the six months ended September 30, 2016 increased 14 percent to $45,523,000 as compared to $39,934,000 for the same period last year. Operating income for the six months ended September 30, 2016 decreased one percent to $6,587,000 as compared to $6,648,000 for the same period last year. Net income for the six months ended September 30, 2016 decreased six percent to $4,288,000 or $1.12 per diluted share of common stock as compared to $4,581,000 or $1.22 per diluted share of common stock for the same period last year. Operating income and net income for the three and six months ended September 30, 2016 and 2015, were impacted by the same items noted above.

On a non-GAAP basis, adjusted net income (which excludes the non-cash impact of amortization of intangible assets, net of tax) for the second quarter increased 26 percent to $3,533,000 or $0.92 per diluted share of common stock as compared to $2,799,000 or $0.74 per diluted share of common stock for the same quarter last year. Adjusted net income for the six months ended September 30, 2016 increased five percent to $6,856,000 or $1.80 per diluted share of common stock as compared to $6,547,000 or $1.75 per diluted share of common stock for the same period last year. Adjusted net income for the three and six months ended September 30, 2016 and 2015, were impacted by the same items noted above.

“Mesa’s financial performance improved significantly in the second quarter compared to the first quarter of this fiscal year, though we believe the business can perform at a higher level going forward,” said John J. Sullivan, President and Chief Executive Officer. “I am pleased that Adjusted Net Income would have increased modestly over last year excluding the one-time items noted above, thanks in part to a lower tax rate, but operating income, when adjusted for the items detailed, still declined period-over-period and lagged our expectations.”

“I believe there is room for additional progress,” Mr. Sullivan continued. “Overall organic revenues growth was nine percent, but our two largest and most profitable divisions, Instruments and Biological Indicators (BI), on a combined basis, were actually down five percent organically compared to this quarter last fiscal year. Both of our Cold Chain Divisions, which operate on lower gross margin percentages, had much higher revenues compared to this quarter last year, so the shift in product mix drove a gross margin percentage decline of 400 basis points compared to this quarter last year. In addition to a lower gross margin percentage, increased operating expenses during the quarter, especially those related to a ramp-up of the U.S. packaging sales team, also negatively impacted profitability.”

“Recognizing the factors that dragged on profitability in the second quarter, we expect improvement in profitability and adjusted net income through the balance of the year for a variety of reasons,” continued Mr. Sullivan. “Specifically, 1) I expect to see higher gross margin in our Cold Chain Packaging Division as revenues increase due to the investment we have made in the new U.S. sales team; 2) I expect that revenues in our Instruments and BI Divisions will increase as we move into our traditionally stronger second half of the year; and 3) we are taking steps to reduce our expense profile wherever possible.” Over time, we believe this will result in improved operating profits as a percentage of revenues. We will see some short-term offsets to profit improvements, though, because of our decision to consolidate our three BI operations into a new building in Bozeman, Montana. This consolidation should improve operating efficiency and quality, as well as lowering expenses over the medium term. We estimate that the total costs of this restructuring will be $2,100,000, which is comprised primarily of facility moving expenses, retention bonuses for existing personnel and payroll costs for duplicate headcount during the transition period. While $220,000 was already incurred during the second quarter of the fiscal year, the remainder will be expensed during the next five quarters. After the completion of the relocation, we estimate that the annual savings will be approximately $750,000.”

1 The non-GAAP measures of adjusted net income and adjusted net income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary

Consolidated Condensed Statements of Income

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Revenues	$24,409	$21,776	$45,523	$39,934
Cost of revenues	10,685	8,709	19,785	15,726
Gross profit	13,724	13,067	25,738	24,208
Operating expenses	9,712	10,061	19,151	17,560
Operating income	4,012	3,006	6,587	6,648
Other expense, net	800	213	1,206	329
Earnings before income taxes	3,212	2,793	5,381	6,319
Income taxes	854	967	1,093	1,738
Net income	$2,358	$1,826	$4,288	$4,581

Net income per share (basic)	$0.64	$0.51	$1.17	$1.28
Net income per share (diluted)	0.62	0.48	1.12	1.22

Weighted average common shares outstanding:
Basic	3,669	3,598	3,657	3,587
Diluted	3,831	3,774	3,816	3,743

Consolidated Condensed Balance Sheets

(Amounts in thousands)	September 30, 2016 (Unaudited)	March 31, 2016
Cash and cash equivalents	$5,070	$5,695
Other current assets	29,265	31,491
Total current assets	34,335	37,186
Property, plant and equipment, net	22,129	16,628
Other assets	109,789	106,934
Total assets	$166,253	$160,748

Liabilities	$75,983	$76,070
Stockholders’ equity	90,270	84,678
Total liabilities and stockholders’ equity	$166,253	$160,748

Reconciliation of Non-GAAP Measures

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Net income	$2,358	$1,826	$4,288	$4,581
Amortization of intangible assets, net of tax	1,175	973	2,568	1,966
Adjusted net income	$3,533	$2,799	$6,856	$6,547

Adjusted net income per share (basic)	$0.96	$0.78	$1.87	$1.82
Adjusted net income per share (diluted)	0.92	0.74	1.80	1.75

Weighted average common shares outstanding:
Basic	3,669	3,598	3,657	3,587
Diluted	3,831	3,774	3,816	3,743

The non-GAAP measures of adjusted net income and adjusted net income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. The tax effect is calculated using the average corporate rate for that period multiplied by the amortization. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP adjusted net income and non-GAAP adjusted net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets can have a material impact on our net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

We pursue a strategy of focusing primarily on quality control products and services, which are sold into niche markets that are driven by regulatory requirements. We prefer markets that have limited competition where we can establish a commanding presence and achieve high gross margins. We are organized into four divisions across eight physical locations. Our Instruments Division designs, manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene, environmental air sampling and semiconductor industries. Our Biological Indicators Division provides testing services, along with the manufacturing and marketing of biological indicators and distribution of chemical indicators used to assess the effectiveness of sterilization processes, including steam, hydrogen peroxide, ethylene oxide and radiation, in the hospital, dental, medical device and pharmaceutical industries. Our Cold Chain Monitoring Division designs, develops and markets systems which are used to monitor various environmental parameters such as temperature, humidity and differential pressure to ensure that critical storage and processing conditions are maintained in hospitals, pharmaceutical and medical device manufacturers, blood banks, pharmacies and a number of other laboratory and industrial environments. Our Cold Chain Monitoring Division also provides parameter (primarily temperature) monitoring of products during transport in a cold chain and consulting services such as compliance monitoring and validation or mapping of transport and storage containers. Our Cold Chain Packaging Division provides packaging development consulting services and thermal packaging products such as coolers, boxes, insulation materials and phase-change products to control temperature during transport.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," "expect," "project," “anticipate,” “intend,” "estimate," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2016, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com